Exhibit 9

Opinion and Consent of Counsel

Transamerica Premier Life Insurance Company 4333 Edgewood Rd NE Cedar Rapids, Iowa 52499

April 22, 2015

Transamerica Premier Life Insurance Company

4333 Edgewood Road NE

Cedar Rapids, Iowa 52499

To Whom It May Concern:

With reference to the Registration Statement on Form N-4 by Transamerica Premier Life Insurance Company and Separate Account VA DD with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.	Transamerica Premier Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Iowa.

2.	Separate Account VA DD is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3.	The Individual Variable Annuity Contracts have been duly authorized by Transamerica Premier Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Premier Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

TRANSAMERICA PREMIER LIFE INSURANCE COMPANY

/s/ Alison Ryan

Alison Ryan

Vice President